Delek US Holdings Reports Third Quarter 2014 Results

•	Access to additional Midland crude identified to support Tyler expansion project

•	El Dorado crude throughput up 20% year-over-year in third quarter

•	$34 million of shares repurchased during the third quarter, $42 million year to date

BRENTWOOD, Tenn.--(BUSINESS WIRE) -- Nov. 5, 2014-- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its third quarter ended September 30, 2014. Delek US reported third quarter net income of $72.5 million, or $1.22 per diluted share, versus a net loss of $(1.7) million, or $(0.03) per basic share, in the quarter ended September 30, 2013.

On a year-over-year basis, third quarter 2014 results increased primarily due to improved refining economics, including a wider discount between Midland WTI and Cushing WTI, increased throughput at the El Dorado refinery and a higher 5-3-2 Gulf Coast crack spread. In addition, results benefited from hedging gains that were partially offset by losses on inventory as market prices declined during the quarter.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, "Our results showed a significant improvement on a year-over-year basis in the third quarter as we benefited from our access to 87,000 barrels per day of Midland sourced crude, which traded $9.85 per barrel below Cushing. In addition, crude throughput at our El Dorado refinery was up 20% on a year-over-year basis due to our ability to process additional barrels of light crude. Our retail segment results benefited from a 5.1% year-over-year increase in same store fuel gallons sold and the logistics segment performance improved compared to the third quarter 2013."

Yemin continued, "During the quarter, we made progress on our Tyler expansion project that is expected to be completed in the first quarter 2015, which should increase our aggregate crude throughput capacity at both refineries from the current 140,000 barrels per day to 155,000 barrels per day. Further, we have identified an avenue to supply additional Midland crude through existing pipelines, which should be in place in early 2015 to support the incremental production. Based on current crude oil price differentials, this should enhance the economic return from this expansion."

Yemin concluded, "On a year-to-date basis, we have generated approximately $474 million of contribution margin, paid approximately $45 million in dividends, and repurchased $42 million of stock. Our financial position is solid. We continue to invest in our business and allocate capital to our current share repurchase program with a focus on creating long-term value for our shareholders."

Tyler Turnaround and Expansion Update

During the first quarter 2015, the Tyler refinery will conduct its scheduled turnaround and replace the fluid catalytic cracking reactor. In addition, work has continued on a project to expand the crude nameplate capacity at the Tyler refinery by 15,000 barrels per day to 75,000 barrels per day. This expansion project is expected to cost approximately $70.0 million, of which approximately $34.0 million has been spent through September 2014. Both the turnaround, which is expected to commence in late January, and the expansion project are expected to be completed by mid-March.

Several steps are underway to support this expansion. Access to an additional 10,000 barrels per day of crude oil has been identified through existing pipelines that should allow the Tyler expansion to be supported primarily by Midland sourced crude. This would increase Delek US’ access to Midland sourced crude to 97,000 barrels per day, and is expected to be in place in early 2015. Also, steps have been taken to increase light product distribution options at Tyler. For example, Delek Logistics Partners, LP is improving the efficiency at its Tyler, Texas terminal to handle additional trucks and also purchased a terminal in Mount Pleasant, Texas. In addition, by using trucks and a third party pipeline, the Tyler refinery has the ability to ship incremental product to the Dallas market.

Regular Quarterly Dividend

Delek US announced today that its Board of Directors declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on November 25, 2014 will receive this cash dividend payable on December 16, 2014.

Liquidity Update

As of September 30, 2014, Delek US had a cash balance of $497.7 million and total debt of $594.2 million, resulting in net debt of $96.5 million. This compares to $56.1 million of net debt at June 30, 2014. As of September 30, 2014, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had a cash balance of approximately $0.7 million and $230.0 million of debt, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $497.0 million in cash and $364.2 million of debt, or a $132.8 million net cash position.

Share Repurchase Update

During the third quarter, 1,005,657 shares were repurchased for approximately $33.7 million. These repurchases were completed at an average price of $33.45 per share. The total amount repurchased under this program for the nine months ended September 30, 2014 was 1,265,901 shares for approximately $41.6 million, which equates to an average price of $32.82 per share. Shares under the program may be repurchased from time to time in the open market or through privately negotiated transactions, subject to market conditions and other factors. The $100 million repurchase authorization will expire on December 31, 2014, and as of September 30, 2014, $58.4 million of authority remained.

Refining Segment

	Three Months Ended September 30,
Contribution Margin	2014	2013
($ in millions)
Refining Segment	$151.1	$29.1
Tyler Refinery	$86.0	$19.6
El Dorado Refinery	$64.4	$6.0

Refining contribution margin increased to $151.1 million compared to $29.1 million in the third quarter 2013. Improved year-over-year performance in the refining segment can be attributed to several factors. First, the WTI Midland crude discount to WTI Cushing was significantly wider on a year-over-year basis, averaging $9.85 per barrel in third quarter 2014 compared to an average of $0.28 per barrel in the prior-year period. Second, higher throughput at the El Dorado refinery on a year-over-year basis improved contribution margin as well. Third, the benchmark Gulf Coast 5-3-2 crack spread averaged $15.05 per barrel during the third quarter 2014, compared with $12.30 per barrel during third quarter 2013. Finally, lower crude oil prices improved the profitability of residual products, including asphalt, on a year-over-year basis. These factors more than offset a futures market that was backwardated during the third quarter 2014, compared to a market that was in contango during the third quarter 2013.

Effective April 1, 2014, Delek US revised the structure of the internal financial information, which resulted in a change in the composition of our reportable segments. As a result of these changes, the results of hedging activity previously reported in Corporate, Other and Eliminations in the financial segment data tables are now included in our Refining segment and allocated to each refinery based on total throughput. Prior year period results have also been adjusted to include this change.

Tyler, Texas Refinery

Operating Highlights	Three Months Ended September 30,
	2014	2013
Crude Throughput, bpd	59,981	60,585
Total Throughput, bpd	64,431	63,880
Total Sales Volume, bpd	63,107	66,493

Direct Operating Expense, $ in millions	$24.6	$27.1

Direct Operating Expense, $/bbl sold	$4.24	$4.42
Refining Margin, $/bbl sold	$19.05	$7.63

During the third quarter 2014, refining margin improved year-over-year at Tyler primarily due to a wider discount between Midland and Cushing crude oil. This refinery currently has access to approximately 52,000 barrels per day of Midland sourced crude. Total operating expense decreased primarily due to lower insurance and supplies expenses versus the prior-year period.

El Dorado, Arkansas Refinery

Operating Highlights	Three Months Ended September 30,
	2014	2013
Crude Throughput, bpd	80,266	66,920
Total Throughput, bpd	86,690	75,189
Total Sales Volume, bpd	85,880	79,804

Direct Operating Expense, $ in millions	$26.6	$28.1

Direct Operating Expense, $/bbl sold	$3.36	$3.83
Refining Margin, $/bbl sold	$11.51	$4.65

Crude throughput increased year-over-year at the El Dorado refinery as it was able to process additional barrels of light crude following work that was completed during its turnaround in the first quarter 2014. This translated into a higher sales volume during the period. Additionally, results benefited from a wider discount between Midland and Cushing crude oil as well as improved margins on residual products, including asphalt, due to a lower crude oil price environment on a year-over-year basis. Direct operating expense decreased year-over-year due to lower outside services, maintenance and repair expenses.

Logistics Segment

Delek US and its affiliates beneficially own approximately 62 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. The logistics segment's results include 100 percent of the performance of Delek Logistics and adjustments for the minority interests are made on a consolidated basis.

The logistics segment's contribution margin in the third quarter 2014 was $23.7 million compared to $16.1 million in the third quarter 2013. On a year-over-year basis, this increase was due to Delek Logistics’ acquisition of the product terminal and substantially all of the storage tank assets at the El Dorado refinery in February 2014 from subsidiaries of Delek US, as well as third party acquisitions of the Hopewell pipeline in east Texas in July 2013 and the North Little Rock terminal in October 2013. Expenses associated with the El Dorado, Arkansas tank farms and product terminals were reclassified from the refining segment to the logistics segment in the third quarter 2013. Also contributing to higher year-over-year results was an improvement in the gross margin per barrel in the west Texas business, as well as increased volumes on the Lion Pipeline System as it supported higher throughput at the El Dorado refinery.

Retail Segment

	Three Months Ended September 30,
Retail Operating Highlights	2014	2013
Contribution margin, $ in millions	$16.4	$16.6
Operating expenses, $ in millions	$36.4	$33.2

Merchandise margin	27.7%	27.6%
Fuel margin, per gallon	$0.194	$0.205

Store count (End of period)	366	362

Retail segment contribution margin decreased slightly year-over-year primarily due to higher operating expenses, which were partially offset by higher fuel gallons sold and increased merchandise sales. Fuel gallons sold increased to 116.1 million from 102.5 million in the prior-year period and merchandise sales increased to $107.0 million compared to $102.6 million. On a same store sales basis, fuel gallons increased 5.1% and merchandise sales increased 2.5% from third quarter 2013. Higher operating expenses on a year-over-year basis were primarily due to credit card, advertising and employee related expenses.

During the third quarter 2014, four new large-format stores were opened bringing the total to 63 large-format stores in the portfolio. One additional large-format store is expected to be opened during the remainder of 2014.

Third Quarter 2014 Results | Conference Call Information

Delek US will hold a conference call to discuss its third quarter 2014 results on Thursday, November 6, 2014 at 9:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab, at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through February 6, 2015 by dialing (855) 859-2056, passcode 17088963. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) third quarter earnings conference call held on November 5, 2014 and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 140,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 366 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: gains and losses from derivative instruments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; our competitive position and the effects of competition; the projected growth of the industries in which we operate; changes in the scope, costs, and/or timing of capital and maintenance projects; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Delek US Holdings, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
	(In millions, except share and per share data)
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$497.7	$400.0
Accounts receivable	324.0	250.5
Inventory	544.0	672.3
Other current assets	76.6	94.3
Total current assets	1,442.3	1,417.1
Property, plant and equipment:
Property, plant and equipment	1,881.2	1,683.7
Less: accumulated depreciation	(480.9)	(405.2)
Property, plant and equipment, net	1,400.3	1,278.5
Goodwill	73.9	72.7
Other intangibles, net	12.4	13.3
Other non-current assets	128.7	58.8
Total assets	$3,057.6	$2,840.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$566.5	$602.0
Current portion of long-term debt and capital lease obligations	58.4	33.7
Obligation under Supply and Offtake Agreement	282.5	331.0
Accrued expenses and other current liabilities	111.7	113.4
Total current liabilities	1,019.1	1,080.1
Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	535.8	376.6
Environmental liabilities, net of current portion	8.6	9.2
Asset retirement obligations	9.0	8.5
Deferred tax liabilities	240.4	220.0
Other non-current liabilities	15.3	25.6
Total non-current liabilities	809.1	639.9
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 60,559,731 shares and 60,229,107 shares issued at September 30, 2014 and December 31, 2013, respectively	0.6	0.6
Additional paid-in capital	392.3	384.5
Accumulated other comprehensive income (loss)	14.4	(4.0)
Treasury stock, 2,265,901 and 1,000,000 shares, at cost, as of September 30, 2014 and December 31, 2013, respectively.	(79.5)	(37.9)
Retained earnings	708.2	591.8
Non-controlling interest in subsidiaries	193.4	185.4
Total stockholders’ equity	1,229.4	1,120.4
Total liabilities and stockholders’ equity	$3,057.6	$2,840.4

Delek US Holdings, Inc.
Condensed Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,

	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
	(In millions, except share and per share data)
Net sales	$2,322.2	$2,321.8	$6,562.6	$6,769.1
Operating costs and expenses:
Cost of goods sold	2,035.2	2,167.3	5,786.8	6,110.6
Operating expenses	100.9	97.1	301.6	291.1
General and administrative expenses	36.0	24.0	97.6	79.7
Depreciation and amortization	29.2	20.6	82.0	64.2
Other operating income, net	—	(0.1)	—	(1.6)
Total operating costs and expenses	2,201.3	2,308.9	6,268.0	6,544.0
Operating income	120.9	12.9	294.6	225.1
Interest expense	10.0	9.6	29.7	28.0
Interest income	—	(0.1)	(0.4)	(0.3)
Other income, net	(0.1)	(0.1)	(0.1)	(6.8)
Total non-operating expenses, net	9.9	9.4	29.2	20.9
Income from continuing operations before income taxes	111.0	3.5	265.4	204.2
Income tax expense	32.8	0.5	84.7	68.1
Net income	78.2	3.0	180.7	136.1
Net income attributed to non-controlling interest	5.7	4.7	19.6	13.7
Net income (loss) attributable to Delek	$72.5	$(1.7)	$161.1	$122.4
Basic earnings (loss) per share	$1.23	$(0.03)	$2.73	$2.07
Diluted earnings (loss) per share	$1.22	$(0.03)	$2.70	$2.04
Weighted average common shares outstanding:
Basic	58,744,099	59,093,721	59,090,291	59,195,337
Diluted	59,302,788	59,727,244	59,673,599	60,097,637
Dividends declared per common share outstanding	$0.25	$0.25	$0.75	$0.70

Delek US Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended September 30,
	2014	2013
Cash Flow Data	(Unaudited)
Net cash provided by operating activities	$223.9	$33.1
Net cash used in investing activities	(204.2)	(128.1)
Net cash provided by (used in) financing activities	78.0	(78.5)
Net increase (decrease) in cash and cash equivalents	$97.7	$(173.5)

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended September 30, 2014
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,618.4	$505.1	$198.2	$0.5	$2,322.2
Intercompany fees and sales	183.8	—	29.8	(213.6)	—
Operating costs and expenses:
Cost of goods sold	1,598.5	452.3	194.1	(209.7)	2,035.2
Operating expenses	52.6	36.4	10.2	1.7	100.9
Segment contribution margin	$151.1	$16.4	$23.7	$(5.1)	$186.1
General and administrative expenses					36.0
Depreciation and amortization					29.2
Other operating income					—
Operating income					$120.9
Total assets	$2,085.5	$462.2	$296.2	$213.7	$3,057.6
Capital spending (excluding business combinations)	$30.0	$6.9	$0.8	$2.2	$39.9

	Three Months Ended September 30, 2013
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,615.0	$484.1	$222.3	$0.4	$2,321.8
Intercompany fees and sales	136.8	—	21.0	(157.8)	—
Operating costs and expenses:
Cost of goods sold	1,666.3	434.3	218.2	(151.5)	2,167.3
Operating expenses	56.4	33.2	9.0	(1.5)	97.1
Segment contribution margin	$29.1	$16.6	$16.1	$(4.4)	$57.4
General and administrative expenses					24.0
Depreciation and amortization					20.6
Other operating income					(0.1)
Operating income					$12.9
Total assets	$1,747.5	$437.4	$313.0	$250.3	$2,748.2
Capital spending (excluding business combinations)	$31.2	$9.5	$2.7	$9.4	$52.8

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Nine Months Ended September 30, 2014
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$4,533.2	$1,445.3	$583.9	$0.2	$6,562.6
Intercompany fees and sales	478.4	—	84.0	(562.4)	—
Operating costs and expenses:
Cost of goods sold	4,468.2	1,302.9	562.9	(547.2)	5,786.8
Operating expenses	169.2	103.4	29.1	(0.1)	301.6
Segment contribution margin	$374.2	$39.0	$75.9	$(14.9)	$474.2
General and administrative expenses					97.6
Depreciation and amortization					82.0
Other operating income					—
Operating income					$294.6

Capital spending (excluding business combinations)	$157.3	$20.0	$2.8	$13.2	$193.3

	Nine Months Ended September 30, 2013
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$4,710.3	$1,426.8	$631.2	$0.8	$6,769.1
Intercompany fees and sales	319.4	—	53.1	(372.5)	—
Operating costs and expenses:
Cost of goods sold	4,565.8	1,287.4	614.0	(356.6)	6,110.6
Operating expenses	166.5	98.9	28.0	(2.3)	291.1
Segment contribution margin	$297.4	$40.5	$42.3	$(12.8)	$367.4
General and administrative expenses					79.7
Depreciation and amortization					64.2
Other operating income					(1.6)
Operating income					$225.1
Capital spending (excluding business combinations)	$62.3	$21.6	$9.8	$23.6	$117.3

Refining Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Tyler Refinery	(Unaudited)		(Unaudited)
Days operated in period	92	92	273	273
Total sales volume (average barrels per day)(1)	63,107	66,493	65,026	65,045
Products manufactured (average barrels per day):
Gasoline	33,846	33,040	34,971	34,719
Diesel/Jet	24,922	25,547	25,473	24,744
Petrochemicals, LPG, NGLs	2,714	2,941	2,473	2,536
Other	1,636	1,739	1,706	1,889
Total production	63,118	63,267	64,623	63,888
Throughput (average barrels per day):
Crude oil	59,981	60,585	58,766	59,239
Other feedstocks	4,450	3,295	6,888	5,665
Total throughput	64,431	63,880	65,654	64,904
Per barrel of sales:
Tyler refining margin	$19.05	$7.63	$18.37	$15.01
Direct operating expenses	$4.24	$4.42	$4.47	$4.56

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
El Dorado Refinery	(Unaudited)		(Unaudited)
Days in period	92	92	273	273
Total sales volume (average barrels per day)(2)	85,880	79,804	76,955	75,589
Products manufactured (average barrels per day):
Gasoline	41,134	35,916	34,510	34,006
Diesel	34,205	28,301	27,569	26,800
Petrochemicals, LPG, NGLs	711	742	803	1,179
Asphalt	7,567	7,290	5,817	8,139
Other	930	944	865	952
Total production	84,547	73,193	69,564	71,076
Throughput (average barrels per day):
Crude oil	80,266	66,920	65,735	65,895
Other feedstocks	6,424	8,269	5,703	5,253
Total throughput	86,690	75,189	71,438	71,148
Per barrel of sales:
El Dorado refining margin	$11.51	$4.65	$9.88	$9.03
Direct operating expenses	$3.36	$3.83	$4.09	$3.96
Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$97.31	$105.94	$99.65	$98.21
WTI — Midland crude oil (per barrel)	$87.03	$105.48	$91.73	$96.93
US Gulf Coast 5-3-2 crack spread (per barrel)	$15.05	$12.30	$15.72	$19.55
US Gulf Coast Unleaded Gasoline (per gallon)	$2.67	$2.77	$2.72	$2.76
Ultra low sulfur diesel (per gallon)	$2.80	$3.02	$2.88	$2.99
Natural gas (per MMBTU)	$3.97	$3.55	$4.57	$3.69

Logistics Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	57,254	47,675	47,098	47,331
Refined products pipelines to Enterprise Systems	65,439	52,301	52,490	47,691
SALA Gathering System	22,258	21,921	22,221	22,236
East Texas Crude Logistics System	4,361	10,148	6,181	24,104

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(3)	59,659	61,698	61,097	55,988
West Texas marketing throughputs (average bpd)(4)	17,923	18,966	17,132	18,206
West Texas marketing margin per barrel	$2.20	$1.63	$4.09	$2.41
Terminalling throughputs (average bpd)(5)	95,024	74,024	94,656	73,996

Retail Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Number of stores (end of period)	366	362	366	362
Average number of stores	364	367	362	370
Retail fuel sales (thousands of gallons)	116,108	102,538	323,333	307,902
Retail fuel margin ($ per gallon)	$0.194	$0.205	$0.173	$0.183
Merchandise sales (in thousands)	$107,042	$102,552	$300,136	$288,028
Merchandise margin %	27.7%	27.6%	28.1%	28.4%
Change in same-store fuel gallons sold	5.1%	(5.3)%	(0.3)%	0.1%
Change in same-store merchandise sales	2.5%	2.7%	3.4%	0.5%

(1)
Sales volume includes 1,810 bpd and 1,117 bpd sold to the logistics segment during the three and nine months ended September 30, 2014, respectively, and 532 bpd and 1,157 bpd during the three and nine months ended September 30, 2013, respectively. Sales volume also includes sales of 2,518 bpd and 3,746 bpd of intermediate and finished products to the El Dorado refinery during the three and nine months ended September 30, 2014, respectively, and 156 bpd and 433 bpd of intermediate and finished products during the three and nine months ended September 30, 2013, respectively.

(2)
Sales volume includes 2,792 bpd and 3,559 bpd of produced finished product sold to the retail segment during the three and nine months ended September 30, 2014, respectively, and 1,677 bpd and 2,086 bpd during the three and nine months ended September 30, 2013, respectively. Sales volume also includes 945 and 1,420 bpd of produced finished product sold to the Tyler refinery during the three and nine months ended September 30, 2014, respectively, and 834 and 877 bpd during the three and nine months ended September 30, 2013, respectively. Sales volume excludes 14,597 bpd and 13,319 bpd of wholesale activity during the three and nine months ended September 30, 2014, respectively, and 19,750 bpd and 21,534 bpd of wholesale activity during the three and nine months ended September 30, 2013, respectively.

(3)	Excludes jet fuel and petroleum coke

(4)	Excludes bulk ethanol and biodiesel

(5)
Consists of terminalling throughputs at our Tyler and Big Sandy, Texas North Little Rock and El Dorado, Arkansas, and Memphis and Nashville, Tennessee terminals. Throughputs for the Tyler, Texas terminal are presented for the third quarter of 2014. Prior to July 27, 2013, the logistics segment did not record revenue for throughput at the Tyler, Texas terminal. Throughputs for the North Little Rock terminal are presented for the third quarter of 2014 following its acquisition in October 2013. Throughputs for the Big Sandy terminal are presented for the third quarter of 2014, following its commencement of operations in December 2013. Throughputs at the El Dorado, Arkansas terminal are for the period from February 10, 2014 through September 30, 2014. Prior to February 10, 2014, the logistics segment did not record revenue for throughput at the El Dorado, Arkansas terminal. Throughputs for the Memphis and Nashville, Tennessee terminals are for all periods presented.

Contacts
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366
or
Alpha IR Group
Chris Hodges, Founder & CEO
312-445-2870